SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  / X /

Filed by a Party other than the Registrant  /   /

Check the appropriate box:

/   /   Preliminary Proxy Statement

/  /    Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))

/ X /   Definitive Proxy Statement

/   /   Definitive Additional Materials

/   /   Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                   Northwest Natural Gas Company
- - -----------------------------------------------------------------
          (Name of Registrant as Specified in its Charter)

                   Northwest Natural Gas Company
- - -----------------------------------------------------------------
             (Name of Person(s) Filing Proxy Statement
                  if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X /   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
        14a-6(i)(2) or Item 22(a)(2) of Schedule 14A

/   /   $500 per each party to the controversy pursuant to
        Exchange Act Rule 14a-6(i)(3)

/   /   Fee computed on table below per Exchange Act Rules
        14a-6(i)(4) and 0-11

        1) Title of each class of securities to which transaction applies:


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        2)   Aggregate number of securities to which transaction
             applies:


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
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
             Rule 0-11:*


             ----------------------------------------------------

        4)   Proposed maximum aggregate value of transaction:


             ----------------------------------------------------

        5)   Total fee paid:


             ----------------------------------------------------

/   /   Fee paid previously with preliminary materials.

* Set forth the amount on which the filing fee is calculated and state how it was determined.

/   /   Check box if any part of the fee is offset as provided by
        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:


             ---------------------------------------------------

        2)   Form, Schedule or Registration Statement No.:


             --------------------------------------------------

        3)   Filing Party:


             ---------------------------------------------------

        4)   Date Filed:


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
                   NORTHWEST NATURAL GAS COMPANY
                        ONE PACIFIC SQUARE
                      220 N.W. SECOND AVENUE
                   PORTLAND, OREGON 97209-3991




                                                April 14, 1995





Dear Shareholder:

     You are cordially invited to attend the 1995 Annual Meeting of Shareholders of Northwest Natural Gas Company (the Company), which will be held in the State Ballroom of the Hilton Hotel, 921 S. W. Sixth Avenue, Portland, Oregon, on Thursday, May 25, 1995, commencing at 2:00 p.m. Pacific Daylight Time. We look forward to greeting as many of our shareholders as are able to be with us.

     At the meeting you will be asked to consider and vote upon
(1) the election of four directors, (2) a proposal to amend the Company's 1985 Stock Option Plan, and (3) the election of independent auditors. Your Board of Directors unanimously recommends that you vote FOR proposals 1, 2, and 3.

     WHETHER OR NOT YOU EXPECT TO ATTEND, TO ASSURE YOUR
REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM,
PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, for which a return envelope is provided.

                              Sincerely,

                              /s/ ROBERT L. RIDGLEY

                              Robert L. Ridgley
                              President and
                              Chief Executive Officer

                   NORTHWEST NATURAL GAS COMPANY
                        ONE PACIFIC SQUARE
                      220 N.W. SECOND AVENUE
                      PORTLAND, OREGON 97209
                          (503) 226-4211


          NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS

                                 Portland, Oregon, April 14, 1995

To the Shareholders:

     The 1995 Annual Meeting of Shareholders of Northwest Natural Gas Company will be held in the State Ballroom of the Hilton Hotel, 921 S. W. Sixth Avenue, Portland, Oregon, on Thursday,
May 25, 1995, at two o'clock in the afternoon, Pacific Daylight Time, for the following purposes:

(1)  to elect four Class II directors to a term of three years;

(2)  to consider and approve amendments to the Company's 1985
     Stock Option Plan;

(3)  to elect independent auditors for the year 1995; and

(4) to transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of Common Stock of record at the close of business on April 6, 1995 are entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

     The Board of Directors of the Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend the meeting in person. These proxies also will instruct the Administrator, or its agent, under the Company's Dividend Reinvestment and Stock Purchase Plan to vote any shares held for shareholders' benefit under this Plan, as indicated on the proxies. A proxy and a stamped return envelope are enclosed herewith for your use. No postage is needed if mailed in the United States.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS
MEETING.

     WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD. THE PROMPT RETURN OF YOUR PROXY WILL SAVE YOUR COMPANY THE ADDITIONAL EXPENSE OF FURTHER REQUESTS TO ENSURE THE PRESENCE OF A QUORUM. YOU MAY VOTE IN PERSON AT THE MEETING WHETHER OR NOT YOU PREVIOUSLY HAVE RETURNED YOUR PROXY.

                              By Order of the Board of Directors,

                              /s/ C. J. RUE

                              Secretary
                   NORTHWEST NATURAL GAS COMPANY
                        ONE PACIFIC SQUARE
                      220 N.W. SECOND AVENUE
                      PORTLAND, OREGON 97209
                          (503) 226-4211

               1995 ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD MAY 25, 1995

                         PROXY STATEMENT

     The Board of Directors of Northwest Natural Gas Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend in person the Annual Meeting of Shareholders to be held in the State Ballroom of the Hilton Hotel, 921 S. W. Sixth Avenue, Portland, Oregon, on Thursday, May 25, 1995, at two o'clock in the afternoon, Pacific Daylight Time. The Company requests that you sign and return the enclosed proxy promptly.

     The Company's Annual Report for the fiscal year ended December 31, 1994, including audited financial statements, has been mailed to all shareholders. This proxy statement and the accompanying proxy card are being mailed to shareholders commencing April 14, 1995.

     All shares represented by proxies which have been properly executed and returned to the management will be voted at the meeting. Where a shareholder eligible to vote specifies a choice by means of the ballot space provided in the proxy, the shares will be voted in accordance with the specification so made. If no specification is made, such shares will be voted FOR Items 1, 2 and 3, and may be cumulatively voted for the election of directors. The proxy may be revoked by you at any time before it is exercised by delivering to the Company a later dated proxy, by giving written notice of revocation to the Secretary of the Company at the address shown above, or by attending the meeting and voting your shares in person.

     The close of business on April 6, 1995 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                 VOTING SECURITIES OF THE COMPANY

     The 14,629,183 shares of Common Stock outstanding on March 20, 1995 were held by about 12,300 shareholders residing in 50 states and a number of foreign countries.

     Each holder of Common Stock of record at the close of business on April 6, 1995 will be entitled to one vote for each share of Common Stock so held on all matters properly submitted at the meeting. Such holder will be entitled to cumulative voting for directors; that is, to cast as many votes for one candidate as shall equal the number of shares held of record multiplied by the number of directors to be elected, or to distribute such number of votes among any number of the candidates.

     A majority of the shares of Common Stock outstanding at the close of business on April 6, 1995 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

     The holders of Preferred Stock do not participate in the election of directors unless Preferred dividends are in arrears
(none are in arrears). The holders of the Preference Stock do not participate in the election of directors.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE
MEETING.  YOU ARE URGED, REGARDLESS OF THE NUMBER OF SHARES HELD,
TO SIGN AND RETURN YOUR PROXY.

ITEM (1) - ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide that the Board of Directors be comprised of not less than nine nor more than thirteen directors, with the exact number of directors to be determined by resolution adopted by the Board. The Board has fixed the number of directors at twelve. The Restated Articles also provide that the Board of Directors be divided into three classes and that the number of directors in each class be as nearly equal in number as possible.

     Members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. The term of Class II directors expires with this Annual Meeting of Shareholders. Messrs. Tod R. Hamachek, Wayne D. Kuni and Russell F. Tromley and Ms. Melody C. Teppola are nominees for election to the Board as Class II directors to serve until the 1998 Annual Meeting or until their successors have been duly elected and qualified. Messrs. Hamachek and Kuni and Ms. Teppola were elected by the shareholders at the 1992 Annual Meeting.
Mr. Tromley was elected by the shareholders in 1994 for a one-year term, to fill a vacancy created by an increase in the size of the Board. In case any of the nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

     Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the four nominees who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THE
NOMINEES LISTED BELOW.

    INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

           NOMINEES FOR ELECTION TO BOARD OF DIRECTORS
                             CLASS II
               (FOR A THREE-YEAR TERM ENDING 1998)


{Photo    TOD R. HAMACHEK
appears   President and Chief Executive Officer, Penwest, Ltd.
here}     Bellevue, Washington
          Age:  49
          Director since:  1986
          Board Committees: Pension, Retirement, Organization and Executive Compensation (Chairman)

     Mr. Hamachek was named President and Chief Executive Officer of Penwest, Ltd., a diversified producer of specialty chemicals and food and pharmaceutical ingredients, in 1985, after having served as its President and Chief Operating Officer and as a director since 1984. Mr. Hamachek is a director of Penwest, Ltd., The Seattle Times, The Blethen Corporation (the majority owner of The Seattle Times), and DEKALB Genetics Corporation. He is a trustee of the Virginia Mason Medical Center, the Pacific Science Center, the Seattle Foundation, The Washington Roundtable and Lakeside School. He also chairs the advisory board of the University of Washington Graduate School of Business. Mr. Hamachek is a graduate of Williams College and the Harvard Business School.


{Photo    WAYNE D. KUNI
appears   President, Kuni Enterprises, Beaverton, Oregon
here}     Age:  64
          Director since:  1980
          Board Committees:  Executive, Audit (Chairman),
          Finance, Organization and Executive Compensation

     Mr. Kuni founded Kuni Enterprises, Inc., in Beaverton,
Oregon in 1970 and has been the President and principal shareholder since that time. Kuni Enterprises manages the affairs of Kuni Cadillac & B.M.W. and Lexus of Portland, in Portland, Oregon, Hubacher Cadillac in Sacramento, California, South Bay Buick, Pontiac & Cadillac, Inc., in San Jose, California, Kuni Lexus in Denver, Colorado, and other financial interests. He is past President of the Portland Metropolitan Automobile Dealers Association, the Oregon Automobile Dealers Association and the Portland Chamber of Commerce. Active in numerous civic activities, he is a member of the Board of Trustees of Linfield College, Chairman Emeritus of the Board of Governors of the Portland Shriners Hospital for Crippled Children and is a past President of the Arlington Club. Mr. Kuni is a graduate in business administration from the General Motors Institute, Flint, Michigan.

{Photo    MELODY C. TEPPOLA
appears   Managing Partner, National Builders Hardware Company,
here}     Portland
          Age:  52
          Director since:  1987
          Board Committees:  Pension, Retirement, Nominating,
          Environmental Policy

     Ms. Teppola has been associated with National Builders Hardware Company, a regional and national distributor of builders hardware, woodworking machinery and decorative plumbing, since 1965. She is past Chair of the Portland Planned Parenthood Association, the Reed College Women's Committee and the Contemporary Crafts Association. She is currently a director of the YWCA of Portland, the Bonnie Bronson Fund of the Oregon Community Foundation and the Bosco-Milligan Foundation for Historic Preservation, and is a member of the Salvation Army Advisory Council of Harbor Light's Recovery Road. Ms. Teppola is a graduate of Mills College.


{Photo    RUSSELL F. TROMLEY
appears   President and Chief Executive Officer, Tromley
here}     Industrial Holdings, Inc., Tualatin, Oregon
          Age:  55
          Director since:  1994
          Board Committees:  Audit, Finance

     Since 1978, Mr. Tromley has acquired and operated several companies which are engaged in manufacturing and distributing equipment for steel mills and foundries. In 1990, he formed Tromley Industrial Holdings, Inc., and has served as its President and Chief Executive Officer since that time. His firm is involved in nonferrous metals alloying and distribution, the manufacture and sale of equipment for the foundry and steel industry, industrial equipment leasing and industrial and retail business property investments. Mr. Tromley is a past president of the Casting Industry Suppliers Association, a past president of the Arlington Club and is a non-lawyer arbitrator for the Oregon State Bar Association. He also serves as a director of the Evans Scholars Foundation and the Western Golf Association, both located in Golf, Illinois. Mr. Tromley attended the University of Washington, Northwestern University and the Harvard Business School.

      MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                             CLASS I
                        (TERM ENDING 1997)


{Photo    RICHARD B. KELLER
appears   President, Keller Enterprises Inc., Portland
here}     Age:  66
          Director since:  1983
          Board Committees:  Executive, Pension (Chairman),
          Retirement (Chairman), Nominating, Organization and
          Executive Compensation

     Since 1975, Mr. Keller has served as President of Keller Enterprises Inc., a holding company which has a number of
investments.   For many years, Keller Enterprises owned Western
Paper Company, the major independent distributor of paper and packaging in the Northwest. Mr. Keller is a member of the Board of the Managing General Partner of Crown Pacific Partners, L. P. He also is a life trustee of both the Oregon Graduate Institute and Lewis & Clark College. Mr. Keller is a graduate of the United States Military Academy and the Harvard Business School.


{Photo    ROBERT L. RIDGLEY
appears   President and Chief Executive Officer of the Company,
here}     Portland
          Age:  61
          Director since:  1984
          Board Committee:  None

     Mr. Ridgley has served as President and Chief Executive Officer of the Company since January 1, 1985. He joined the Company as Executive Vice President a year earlier. Mr. Ridgley was a senior partner in a large Portland law firm with a business and utility law practice prior to joining the Company. He is a director of Kaiser Foundation Hospitals and the Kaiser Foundation Health Plan. He is Chairman of the Oregon Business Council, immediate past Chairman of the American Gas Association and is a past Chairman of the Pacific Coast Gas Association. Mr. Ridgley serves as a director of the Association for Portland Progress and the Oregon Independnet College Foundation, and is a Trustee and Vice Chair of the Oregon Chapter of The Nature Conservancy. He is a graduate of Cornell University and the Harvard Law School.

{Photo    DWIGHT A. SANGREY
appears   Former President and Chief Executive Officer, Oregon
here}     Graduate Institute of Science & Technology, Portland,
          Oregon
          Age:  54
          Director since:  1992
          Board Committees:  Environmental Policy (Chairman),
          Pension, Retirement

     Mr. Sangrey served as President of the Oregon Graduate Institute of Science & Technology from his appointment to that position in September 1988 until October 1994. He is Professor of Environmental Science and Engineering at OGI. From 1985 until he joined OGI, he was Dean of Engineering at Rensselaer Polytechnic Institute. He is a board member of Precision Castparts, Pacific University and Oregon Ed-Net and also serves on several national education and science policy committees in the United States. Mr. Sangrey is a graduate of Lafayette College, the University of Massachusetts and Cornell University.


{Photo    WILLIAM R. WILEY
appears   Director, Battelle's Pacific Northwest Laboratories,
here} and Senior Vice President for Science and Technology, Battelle Memorial Institute, Richland, Washington
          Age:  63
          Director since:  1994
          Board Committees:  Environmental Policy, Finance

     Dr. Wiley has been associated with Battelle Memorial Institute since 1965 and, in 1984, was appointed Director of Battelle's Pacific Northwest Laboratories and Senior Vice President of Battelle Memorial Institute. Battelle's Pacific Northwest Laboratories conduct private research at the Richland Research Complex and the Marine Sciences Laboratory at Sequim, Washington. Battelle also operates the U. S. Department of Energy's Pacific Northwest Laboratory which develops and deploys technology in support of DOE missions in energy and national defense. Dr. Wiley is President of the Board of Regents of Washington State University, a Foundation Associate of Seattle's Pacific Science Center, and a member of the boards of directors of Safeco Corporation, Forward Washington, The Washington Roundtable and Oregon Graduate Institute. He is a graduate of Tougaloo College, the University of Illinois-Urbana and Washington State University.

                            CLASS III
                        (TERM ENDING 1996)


{Photo    MARY ARNSTAD
appears   President, The Heathman Management Group, Inc.,
here}     Portland
          Age:  46
          Director since:  1992
          Board Committees:  Audit, Finance

     Since January 1, 1992, Ms. Arnstad has served as President of The Heathman Management Group, Inc., which owns and operates The Heathman Hotel, the Airport Inn and the B. Moloch/Heathman Bakery and Pub, all located in Portland, and The Greenwood Inn in Beaverton, Oregon. The firm also is involved with other hotel projects in the Pacific Northwest. From 1986 until January 1995, she served as President and General Manager of The Heathman Hotel. She also served from 1992 until 1994 as Vice Chairman of the Board of Directors of Preferred Hotels and Resorts Worldwide, and is on the governing boards of the Portland Oregon Visitors Association, the Portland Metropolitan Sports Authority and the Northwest Business Committee for the Arts. She is a graduate of Wittenberg University.


{Photo    THOMAS E. DEWEY, JR.
appears   Partner, McFarland Dewey & Co. (investment banking
here}     firm), New York, New York
          Age:  62
          Director since:  1986
          Board Committees:  Finance (Chairman), Audit

     Mr. Dewey is a general partner in the investment banking firm of McFarland Dewey & Co. which was formed in 1989 to provide clients with independent financial advice, including advice on matters such as corporate financial strategies and recapitalization proposals. Prior to his association with this firm, Mr. Dewey was President of Thomas E. Dewey Jr. & Co., Inc. which provided services covering all aspects of corporate and public finance. He is a director of InPhyNet Medical Management, Inc., and serves on the Board of Trustees, of which he is Chairman Emeritus, of Lenox Hill Hospital. He formerly served as a member of the Board, of which he was Vice Chairman, of New York City Housing Development Corporation. Mr. Dewey is a graduate of Princeton University and the Harvard Business School.

{Photo    BENJAMIN R. WHITELEY
appears   Chairman of the Board, Standard Insurance Company, and
here}     Lead Director of the Company, Portland
          Age:  65
          Director since:  1989
          Board Committees: Executive (Chairman), Organization and Executive Compensation, Nominating

     Mr. Whiteley was appointed Chairman of the Board and Chief Executive Officer of Standard Insurance Company effective January 1, 1993, after having served as President and Chief Executive Officer since 1983. He retired as Chief Executive Officer of Standard in August 1994. He is also a director of Standard Insurance Company, Gunderson, Inc., U. S. Bancorp, The Greenbrier Companies, and Willamette Industries, Inc. In September 1994, he was elected to the new position of Lead Director of the Company's Board of Directors. Mr. Whiteley has been active in numerous civic organizations and currently serves on the boards of the Oregon Independent College Foundation, Pacific University, the Oregon State University Foundation, the Oregon Business Council, the Oregon Health Sciences University Foundation, and the St. Vincent Medical Foundation. He is a graduate of Oregon State University, the University of Michigan, and the advanced management program at the Harvard Business School.


{Photo    CARLTON WOODARD
appears   Retired Chairman of the Board, South Lane Investment
here}     Corporation (manufacturing, hotel and real estate
          interests), Cottage Grove, Oregon
          Age:  71
          Director since: 1976
          Board Committees:  Executive, Nominating (Chairman),
          Environmental Policy

     Mr. Woodard is the Retired Chairman of the Board of South Lane Investment Corporation which owns Kimwood Corporation, a woodworking machine manufacturer, the Valley River Inn, Eugene, Oregon, and other real estate and financial interests. Formerly President and Chairman of Kimwood Corporation which he founded in 1951, Mr. Woodard is a retired director of United States National Bank of Oregon, a board member of the University of Oregon Foundation and a Trustee of Lewis & Clark College. He is a graduate of the University of Southern California.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES:

     There are eight standing committees of the Board: the Audit, Retirement, Pension, Organization and Executive Compensation,
Nominating, Environmental Policy, Finance and Executive
Committees.

     The Audit Committee is comprised of directors Arnstad, Dewey, Kuni and Tromley, each of whom is an outside director.
The Committee approves the work program of the Company's internal audit staff and reviews the corporate audit and other internal accounting control matters with the independent certified public accountants elected by the shareholders. It reports regularly to the Board. The Committee held four meetings during 1994.

     The Retirement Committee and the Pension Committee oversee the administration of the Company's two defined benefit plans, its Retirement Plan for Non-Bargaining Unit Employees and its Retirement Plan for Bargaining Unit Employees. The Retirement Committee consists of directors Hamachek, Keller, Teppola and Sangrey; and they, together with a representative chosen by the bargaining unit members, also constitute the Pension Committee. The two Committees, in aggregate, met six times during 1994.

     The Organization and Executive Compensation Committee (formerly the Compensation Committee), which is comprised of directors Hamachek, Keller, Kuni and Whiteley, each of whom is an outside director, reviews the performance of executive officers, considers executive compensation survey data in making recommendations to the Board relating to the Company's executive compensation program and benefit plans, and administers the 1985 Stock Option Plan. This Committee also makes recommendations to the Board on organization and executive succession matters. Four meetings of this Committee were held during 1994.

     The Nominating Committee is comprised of directors Keller, Teppola, Whiteley and Woodard. The Committee recommends to the Board of Directors nominees for election as directors. No meetings of this Committee were held during 1994. Shareholders' suggestions for director-nominees may be submitted to the Secretary of the Company for consideration by the Nominating Committee. The Company's Restated Articles of Incorporation provide that no person, except those nominated by the Board, shall be eligible for election as a director unless a written request that his or her name be placed in nomination, together with the written consent of the nominee, shall be received from a shareholder of record entitled to vote at such election by the Secretary of the Company not later than (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of the notice of that meeting, whichever is later.

     The Environmental Policy Committee develops and recommends to the Board appropriate environmental policies and advises the Board concerning the status of the Company's compliance with environmental regulations. The Committee is comprised of directors Sangrey, Teppola, Wiley and Woodard. This Committee held three meetings in 1994.

     The Finance Committee, which was formed effective January 1,
1995, is responsible for reviewing strategies and making recommendations to the Board with respect to the Company's financing programs, financial policy matters and material regulatory issues. The Committee consists of directors Arnstad, Dewey, Kuni, Tromley and Wiley.

     The Executive Committee is empowered, during intervals between Board meetings, to exercise all of the authority of the Board in the management of the Company, except as otherwise may be provided by law. This Committee, which is comprised of directors Keller, Kuni, Whiteley and Woodard, met four times during 1994.

     In September 1994, the Board created the new position of Lead Director and elected Mr. Whiteley to the position. The Lead Director consults with the chief executive officer on board organization matters, including the selection of committee members and chairs. The Lead Director also chairs meetings of the Executive Committee of the Board as well as regularly scheduled meetings of outside directors, which will occur at least twice yearly, and coordinates the annual evaluation by outside directors of the Board's performance.

     Directors who are not employees of the Company receive an annual retainer of $8,000, and a fee of $800 for each Board and Committee meeting attended. Non-employee directors who retire from the Board at age 72 with at least ten years of service are eligible to receive an annual retirement benefit equal to the annual retainer. The benefit is payable for life. Prior to 1995, members of the Executive Committee, except Mr. Ridgley, received an additional annual retainer of $6,000, but did not receive a fee for attendance at meetings of such Committee unless the meeting was held on a day other than the day a meeting of the Board of Directors was held. Effective January 1, 1995, members of the Executive Committee no longer receive this retainer. An annual retainer of $6,000 is paid to each Committee chair, except the chair of the Executive Committee/Lead Director who is paid $2,000 per month for his services in these capacities. Non-employee directors who also serve as directors of Oregon Natural Gas Development Corporation and NNG Energy Systems, Inc., each a subsidiary of the Company, receive a fee of $800 for each subsidiary board meeting attended. Non-employee directors of Pacific Square Corporation and NNG Financial Corporation, also subsidiaries of the Company, receive a fee of $250 for each board meeting attended.

     During 1994, there were seven meetings of the Company's Board, an aggregate of 10 meetings of the boards of the above-mentioned subsidiaries, and an aggregate of 21 committee meetings. No director attended fewer than 75 percent of the total meetings of the Board, subsidiary boards, and committees on which he or she served.

DIRECTORS DEFERRED COMPENSATION PLAN

     Directors may elect to defer the receipt of all or a part of their directors' fees under the Company's Directors Deferred

Compensation Plan. Deferred amounts are credited to a deferred compensation account to which interest is credited quarterly at a rate equal to the annual rate of interest paid on 30-year U.S. Treasury securities plus three percentage points, subject to a six percent minimum rate. The rate is adjusted quarterly. A participant may elect to receive deferred amounts and accrued interest in a lump sum, in installments over a period not to exceed ten years, or in a combination of lump sum and installment payments.

     The Company's obligations under the Plan are unfunded and benefits will be paid from the general funds of the Company. The Company has purchased life insurance policies on the lives of the participants, the proceeds from which will be used to reimburse the Company for the payment of Plan benefits. This insurance is designed so that, if the assumptions made as to mortality experience, policy dividends and other factors are realized, insurance policy proceeds paid to the Company will be at least equal to all the premium payments and benefits paid under the Plan. The cost of any one individual participant cannot be properly allocated or determined because of overall Plan assumptions.

     In connection with this Plan, the Company has established the Umbrella Trust for Directors, with Bank of America Oregon serving as the trustee. The Company may from time to time transfer assets to the trustee to hold in trust for the benefit of Plan participants. The Company's obligations under the Plan are not limited to trust assets, and Plan participants will have a claim against the Company for any payments not made by the trustee. The Company instructs the trustee as to the investment of the trust's assets and the trustee's fees and expenses are paid by the Company.

     In addition, upon the occurrence of certain events, such as a change in control of the Company, termination of the Plan or the failure by the Company to provide the trust with adequate funds to pay current benefits, the Company may be required under the terms of the trust to contribute to the trust the amount by which the present value of all benefits payable under the Plan exceeds the value of the trust's assets.

NON-EMPLOYEE DIRECTORS STOCK COMPENSATION PLAN

     Non-employee directors of the Company are awarded approximately $15,000 worth of the Company's Common Stock every five years pursuant to the Company's Non-Employee Directors Stock Compensation Plan. Shares awarded under this Plan vest in monthly installments over the five-year period following the award. Unvested shares are forfeited if the recipient ceases to be a director. The shares awarded are purchased in the open market by the Company at the time of award. Certificates representing a director's vested shares are held by the Company until the director leaves the Board at which time they are transferred to the director. Non-employee directors have been awarded an aggregate of 8,673 shares under this Plan.

COMPLIANCE WITH OWNERSHIP REPORTING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission. The Company is required to disclose in this proxy statement any late filings of those reports made by its directors and executive officers during 1994. Based solely upon a review of the copies of such reports furnished to it and written representations that no other such reports were required, the Company believes that during 1994, all directors and executive officers timely filed all such required reports.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND
EXECUTIVE OFFICERS

     Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of February 28, 1995 (except as otherwise noted) by all directors and nominees, each of the executive officers named in the Summary Compensation Table on page 14 and all directors and executive officers as a group.

                                                                Percent of
Names of Beneficial Owner         Number of Shares /1    Outstanding Common Stock
- - -------------------------         -------------------    ------------------------
Mary Arnstad                              587 /2                    *
Bruce R. DeBolt                        17,848 /3                    *
Thomas E. Dewey, Jr.                    1,301 /4                    *
Dwayne L. Foley                        18,385 /5                    *
Tod R. Hamachek                         1,467 /4                    *
Richard B. Keller                       8,267 /4, 6                 *
Wayne D. Kuni                           3,438 /4, 7                 *
Michael S. McCoy                       15,336 /8                    *
Robert L. Ridgley                      31,527 /9                    *
Bruce B. Samson                        14,029 /10                   *
Dwight A. Sangrey                         580 /2                    *
Melody C. Teppola                       1,572 /11                   *
Russell F. Tromley                      2,126 /12                   *
Benjamin R. Whiteley                    1,691 /13                   *
William R. Wiley                          513 /14                   *
Carlton Woodard                         2,151 /15                   *

All directors and officers
as a group (20 in number)             152,423 /16                1.04
___________________

* The total for each individual is less than 1.0 percent and the total for all directors and executive officers as a group is 1.04 percent of the shares of Common Stock outstanding.

/1 Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power.

/2 Includes 521 shares awarded and subject to vesting under the Non-Employee Directors Stock Compensation Plan (NEDSCP) of which 234 were vested on February 28, 1995 and 287 will vest over the subsequent 33 months.

/3 Includes 4,122 shares held jointly with wife and 12,000 shares which Mr. DeBolt has the right to acquire within 60 days through the exercise of options under the 1985 Stock Option Plan (1985 SOP).

/4 Includes 1,001 shares awarded and subject to vesting under the NEDSCP of which 665 were vested on February 28, 1995 and 336 will vest over the subsequent 46 months.

/5 Consists of 3,753 shares held jointly with wife and 14,632 shares which Mr. Foley has the right to acquire within 60 days through the exercise of options under the 1985 SOP.

/6   Includes 6,000 shares held by Keller Enterprises.

/7   Includes 2,422 shares held in trust.

/8 Consists of 3,366 shares held jointly with wife and 11,970 shares which Mr. McCoy has the right to acquire within 60 days through the exercise of options under the 1985 SOP.

/9 Includes 16,279 shares which Mr. Ridgley has the right to acquire within 60 days through the exercise of options under the 1985 SOP.

/10 Includes 300 shares held jointly with wife, 1,148 shares held indirectly by Mr. Samson under the Retirement K Savings Plan (RKSP) at
     September 30, 1994 and 10,000 shares which Mr. Samson has the right to acquire within 60 days through the exercise of options under the 1985 SOP.

/11 Includes 1,001 shares awarded and subject to vesting under the NEDSCP of which 665 (including 563 held in trust) were vested on February 28, 1995 and 336 will vest over the subsequent 46 months, and an additional 540 shares held in trust.

/12 Includes 438 shares awarded and subject to vesting under the NEDSCP of which 102 were vested on February 28, 1995 and 336 will vest over the subsequent 46 months.

/13 Includes 1,001 shares awarded and subject to vesting under the NEDSCP of which 559 were vested on February 28, 1995 and 442 will vest over the subsequent 54 months.

/14 Includes 413 shares awarded and subject to vesting under the NEDSCP of which 89 were vested on February 28, 1995 and 324 will vest over the subsequent 47 months.

/15 Includes 774 shares awarded and subject to vesting under the NEDSCP of which 668 were vested on February 28, 1995 and 106 will vest over the subsequent 14 months.

/16 Includes 13,095 shares held jointly with spouses, 2,181 shares held indirectly under the RKSP at September 30, 1994, and 16,329 shares which the executive officers not named above have the right to acquire within 60 days through the exercise of options under the 1985 SOP.
/TABLE

                      EXECUTIVE COMPENSATION

     Shown below is information concerning the annual and other compensation for services in all capacities to the Company for the years ended December 31, 1994, 1993 and 1992, of those persons who were, during 1994 and at December 31, 1994 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the Named Executive Officers):

                    SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                        ------------
                                               ANNUAL COMPENSATION    SECURITIES UNDER-
NAME AND PRINCIPAL                             -------------------      LYING OPTIONS/        ALL OTHER
   POSITION                      YEAR          SALARY        BONUS         SARs(#)          COMPENSATION /1
- - -----------------------------------------------------------------------------------------------------------
Robert L. Ridgley                1994         $360,800      $153,200        3,182              $13,656
  President and Chief            1993          344,233       186,000            0               11,889
  Executive Officer              1992          334,500             0            0                9,405

Bruce R. DeBolt                  1994          177,067        55,300        4,000                6,970
  Senior Vice President          1993          172,117        65,000            0                6,562
  and Chief Financial Officer    1992          167,250             0            0                5,624

Dwayne L. Foley                  1994          177,067        53,800        5,250                3,290
  Senior Vice President          1993          172,117        64,000            0                3,662
                                 1992          167,250             0            0                2,524

Bruce B. Samson                  1994          156,883        52,900        2,000                6,138
  Senior Vice President          1993          147,633        62,000            0                5,201
  and General Counsel            1992          143,483             0            0                5,081

Michael S. McCoy                 1994          142,617        53,000        4,750                6,002
  Senior Vice President          1993          130,100        61,000            0                5,232
                                 1992          118,451             0            0                2,345
___________________

/1 Amounts for the year 1994 consist of: (1) amounts contributed or accrued for the year 1994 for the Named Executive Officers under the Company's Executive Deferred Compensation Plan ($8,180 for
     Mr. Ridgley, $3,970 for Mr. DeBolt, $3,290 for Mr. Foley, $3,138 for Mr. Samson, and $3,241 for Mr. McCoy) and its Retirement K Savings Plan ($3,000 each for Messrs. Ridgley, DeBolt and Samson, $0 for
     Mr. Foley and $2,761 for Mr. McCoy); and (2) $2,476 for
     Mr. Ridgley, representing the employee portion of the Medicare Hospital Insurance Tax tax liability paid by the Company on the present value increase in 1994 of Mr. Ridgley's benefit under the Executive Supplemental Retirement Income Plan.

/TABLE

                      OPTIONS/SARs GRANTED IN 1994

     The following table sets forth the number of shares of the Company's Common Stock subject to stock options granted to the Named Executive Officers listed in the Summary Compensation Table during 1994, together with related information.

                                         Option/SAR Grants in Last Fiscal Year
- - ----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Potential Realizable
                                                                                                            Value at Assumed
                                                                                                             Annual Rates of
                                                                                                              Stock Price
                                                                                                            Appreciation for
                               Individual Grants                                                             Option Term /3
- - ------------------------------------------------------------------------------------------------------ ---------------------------
                         Number of         Percent of Total
                         Securities          Options/SARs
                         Underlying           Granted to           Exercise
                        Options/SARs         Employees in           or Base          Expiration
Name                   Granted (#) /1       Fiscal Year /2        Price ($/Sh)          Date           5 Percent        10 Percent
- - ----                   --------------       --------------        ------------       ----------        ---------        ----------
Robert L. Ridgley          3,182                 4.2                $36.00            2/24/04          $ 72,040          $182,551
Bruce R. DeBolt            4,000                 5.3                 36.00            2/24/04            90,560           229,480
Dwayne L. Foley            5,250                 7.0                 36.00            2/24/04           118,860           301,193
Bruce B. Samson            2,000                 2.7                 36.00            2/24/04            45,280           114,740
Michael S. McCoy           4,750                 6.3                 36.00            2/24/04           107,540           272,508
___________________

/1   Options become exercisable one year after the grant date.

/2 The indicated percentages represent the options to purchase the Company's Common Stock granted to the Named Executive Officers expressed as a percentage of the aggregate number of options to purchase the Company's Common Stock granted to employees of the Company in 1994.

/3 The 5 and 10 percent growth rates for the period ending February 24, 2004, which were determined in accordance with the rules of the Securities and Exchange Commission, illustrate that the potential future value of the granted options is linked to future increases in growth of the price of the Company's Common Stock. Because the exercise price for options equals the market price of the Company's Common Stock on the date of grant, no gain to the Named Executive Officers is possible without an increase in the stock price. The 5 and 10 percent growth rates are intended for illustration only and are not intended to be predictive of future growth; the actual value, if any, that may be realized by any Named Executive Officer will depend on the market price of the Company's Common Stock on the date of exercise.

             OPTIONS/SAR EXERCISES AND YEAR-END VALUES

     Shown below is information with respect to options to purchase shares of the Company's Common Stock exercised in 1994 and unexercised options granted under the 1985 Stock Option Plan to the Named
Executive Officers and held by them at December 31, 1994.


            AGGREGATED OPTION/SAR EXERCISES IN 1994 AND YEAR-END OPTION/SAR VALUES

                                                             No. of Securities                       Value of Unexercised
                          No. of                       Underlying Unexercised Options/            In-the-Money Options/SARs
                          Shares                         SARs at December 31, 1994                   at December 31, 1994
                        Acquired on      Value       ----------------------------------      --------------------------------------
Name                     Exercise      Realized      Exercisable       Unexercisable /1      Exercisable /2      Unexercisable /1,2
- - ----                     --------      --------      -----------       ----------------      --------------      ------------------
Robert L. Ridgley             0        $     0         20,119             6,582               $168,610               $15,725
Bruce R. DeBolt               0              0          8,000             4,000                 37,000                     0
Dwayne L. Foley             750         13,594          9,382             5,250                 53,411                     0
Bruce B. Samson               0              0          8,000             2,000                 37,000                     0
Michael S. McCoy          3,366         45,020          7,220             4,750                 49,488                     0
__________________

/1 Unexercisable options are those options which have been granted but cannot yet be exercised due to Internal Revenue Code restrictions on the value of incentive options granted and the restriction that options are not exercisable during the first year following the date they are granted.

/2 Represents the difference between the exercise prices for in-the-money options and the closing price of $29.50 for the Company's Common Stock as quoted on the Nasdaq Stock Market on December 30, 1994 times the number of in-the-money options. Options granted in 1994 were not in-the-money at year-end 1994.

    REPORT OF THE ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE
                                  ON
                   EXECUTIVE MANAGEMENT COMPENSATION


EXECUTIVE COMPENSATION PRINCIPLES

     The Company's executive compensation program is administered by the Organization and Executive Compensation Committee of the Board of Directors which is comprised of directors Hamachek, Keller, Kuni and Whiteley, each of whom is an outside director. The program is designed to attract, motivate and retain talented executives critical to the achievement of the Company's long-term business strategy, its annual goals and objectives, the enhancement of shareholder value, and the implementation of corporate values. The program seeks to do this by:

- - -- Tieing a portion of each executive's total compensation to the achievement of previously-established annual performance goals.

- - -- Aligning executives' long-term interests with those of the Company's shareholders by encouraging ownership of the Company's Common Stock.

- - -- Providing total compensation, including base salary and incentive compensation, which is competitive with that of other utilities and service and industrial companies of comparable size and circumstances.

     In establishing executive compensation levels, the Committee also takes into consideration the Company's reductions in recent years in the total number of executive officers and re-assignments of the responsibilities of officers who have retired. Through these actions, the number of officers has been reduced by five, from a high of 14 in 1986 to the present nine executive officers, producing a flatter, more efficient executive structure.

EXECUTIVE COMPENSATION COMPONENTS

     There are three primary components of the Company's executive compensation program - annual base salary, annual incentive cash bonuses and long-term incentive stock options.

BASE SALARIES

     Base salaries paid to executives are established by the Board of Directors upon the recommendation of the Committee based, in part, on market salary analyses prepared by the Company's independent compensation consultant and used by the Company in setting salary levels. This same methodology is used for all non-bargaining unit employees. These analyses include salary data for comparable executive positions of electric and gas utilities as well as service and industrial companies of approximately the same size in terms of total revenues located throughout the United States. The gas utility portion of the analysis includes data from the American Gas Association executive compensation survey, which includes substantially the same companies which comprise the American Gas Association Local Distribution Company Index appearing on the performance graph (page 21). The Committee uses this information as a guide to establish base salaries that are competitive with those paid to executives in similar positions in comparable companies.
Generally, it is the Committee's policy to target executives' base salaries at a level equivalent to the 50th percentile for base salaries for comparable positions included in the consultant's analyses. Each executive's targeted salary level may be adjusted, at the discretion of the Committee, on the basis of such executive's performance and potential, as well as changes in duties and responsibilities. Executives' salaries are reviewed by the Committee annually.

EXECUTIVE ANNUAL INCENTIVE PLAN

     The Company's Executive Annual Incentive Plan is intended to advance the interests of the Company and its shareholders by means of an incentive cash bonus program which will motivate key executives to achieve previously-established annual performance goals. The amounts to be paid if these goals should be achieved, when added to base salaries, are intended to place the Company's executives' compensation at between the 50th and 75th percentiles of total cash compensation for comparable positions included in the consultant's analyses.

     Participation in the Plan currently is limited to nine executive officers designated by the Board. The payment of awards under this Plan is contingent upon meeting predetermined individual and Company performance goals.

     At the beginning of each year, weighted performance goals are established. At year-end, performance is measured against these goals on an arithmetic scale. The results are considered by the Committee in determining the amounts, if any, to be awarded.

     The amounts of these awards are based on a formula which reflects an allocation between Company and individual performance criteria.
The allocation depends upon each executive's ability to influence corporate performance. Depending upon position, performance and the other factors considered by the Committee, an executive can earn from 20% to 40% of base salary if the prescribed Company and individual performance goals are met, and up to 30% to 60% of base salary if these goals are exceeded.

     As in prior years, 1994 performance goals focused on strengthening the Company's financial position. These included the achievement of: (1) net income in an amount which the Committee determined would demonstrate above average performance; (2) a weighted average ranking for return on equity over a two-year period which would exceed a base level among a peer group of other gas utilities; and (3) several operating goals related to marketing, control of the cost of connecting new customers, customer service and productivity. In combination, these goals measured the Company's performance in terms of its overall profitability, its financial performance, the
reduction of costs and the achievement of greater efficiency.   In
determining the awards, the Committee utilized a performance matrix which accorded 50% to net income and 25% to each of the other two goals. The grant of any award for 1994 was conditioned upon the Company's 1994 net income exceeding a percentage of the target designated in advance by the Board and being sufficient to cover the payment of all dividends.

1985 STOCK OPTION PLAN

     The long-term component of the Company's executive compensation program consists of the 1985 Stock Option Plan. Stock options enable executives to benefit from increases in the price of the Company's Common Stock, thereby aligning their interests with those of the common shareholders.

     The Company has not made grants under the Plan on an annual basis. When grants are made, as in 1994, the number of options granted is not based upon a predetermined formula, but rather upon the Committee's judgment as to how many options will provide meaningful incentives to executives. The number of options granted to the Named Executive Officers in 1994, as shown in the table on page 15, was based on a consideration of factors that included the number of shares available for grant under the Plan, the number of options previously granted, state regulatory restrictions on option grants to executives, and the number of shares then owned by each Named Executive Officer in relation to an informal targeted objective for stock ownership by executives.

CEO COMPENSATION

     Compensation paid to Robert L. Ridgley, president and chief executive officer, for the year 1994 consisted, in part, of an increase in base salary and, in part, of an incentive bonus. Mr. Ridgley's compensation reflects a 5.2% increase in base salary, effective March 1, 1994, which was deemed by the Committee and the Board to be appropriate to maintain the competitiveness of Mr. Ridgley's base salary. His compensation also reflects a cash bonus of $153,200 under the Executive Annual Incentive Plan. Mr. Ridgley received no bonus under that Plan for 1992. He received a bonus of $186,000 for 1993, when the Company's earnings and net income were the highest in its history. The award of the bonus for 1994, which is equal to 42% of Mr. Ridgley's 1994 base salary, was based on the Committee's evaluation of Mr. Ridgley's performance in relation to the achievement of the 1994 financial goals and the partial achievement of the operating goals described above. For 1994, the Company reported earnings of $2.44 per share, the second highest level in its history, and net income applicable to common stock of $32,478,000, as compared to $2.61 per share and $34,159,000, respectively, in 1993. These 1994 results exceeded the financial performance goals established for the year. For 1994, the Company's return on equity of 12.2% ranked twelfth among 30 comparable companies. Combined with the return on equity in 1993, the Company's weighted two-year ranking for return on equity was tenth within this group. The Committee determined that the achievements made with respect to these performance goals, together with the partial achievement of the operating goals discussed above, warranted the bonus awarded to Mr. Ridgley for 1994.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986 limits to $1 million per person the amount that the Company may deduct for compensation paid in any year to any of its five highest-paid executive officers. The Company does not expect the base salary and annual cash incentive bonus paid to any executive officer to exceed $1 million in any year.

     Substantially all of the options granted under the 1985 Stock Option Plan have been Incentive Stock Options. The Company receives no tax deduction from the exercise of an Incentive Stock Option unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under proposed IRS regulations, the $1 million cap on deductibility applies to compensation recognized by an optionee upon such an early disposition unless the option meets certain requirements. It is the Company's policy generally to grant options that meet the requirements of the proposed regulations so that any compensation recognized by an optionee will be fully deductible. The 1985 Stock Option Plan is proposed to be amended to meet one of the requirements of the proposed regulations (see Item (2), below). The Committee believes that the grant of Incentive Stock Options, despite the general nondeductibility, benefits the Company by encouraging the long-term ownership of Company stock by officers and other employees.


                                  Tod R. Hamachek, Chair
                                  Richard B. Keller
                                  Wayne D. Kuni
                                  Benjamin R. Whiteley

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P Composite
- - - 500 Stock Index and the American Gas Association (AGA) Local Distribution Company (LDC) Index for the period of five years commencing December 31, 1989 and ended December 31, 1994.

           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *
                 (Based on $100 invested on 12/31/89)

[Performance line graph depicting five-year cumulative total return information for the Company, the S&P 500 and the American Gas
Association Local Distribution Company Index based on $100 invested on December 31, 1989. Data points for the Company, the S&P 500 and the AGA LDC Index are shown below.]

                      1989           1990           1991        1992      1993      1994
                      ----           ----           ----        ----      ----      ----
N.W. Natural Gas    $100.00        $109.60        $129.56     $136.19   $172.03   $157.01
S&P 500             $100.00        $ 96.90        $126.43     $136.06   $149.77   $151.75
AGA LDC Index**     $100.00        $101.41        $122.88     $146.65   $170.37   $154.73
___________________

* Total return assumes reinvestment of dividends daily for the S&P 500 and at year-end for the Company and the AGA LDC Index.

**  The AGA LDC Index is comprised of the following companies:

         Atlanta Gas Light Co., Atmos Energy Corporation, Bay State Gas Company, Brooklyn Union Gas Co., Cascade Natural Gas Corp., Colonial Gas Company, Connecticut Energy Corp., Connecticut Natural Gas, Delta Natural Gas Co., Inc., EnergyNorth Inc., Energy West Inc., Essex County Gas Company, Indiana Energy, Inc., MCN Corporation, Mobile Gas Service Corp., New Jersey Resources Corp., North Carolina Natural Gas, Northwest Natural Gas Company, NUI Corporation, Peoples Energy Corporation, Piedmont Natural Gas Co., Providence Energy Corp., Public Service Co. of North Carolina, Southern Union Company, United Cities Gas Company, Washington Gas Light Co. and Yankee Energy System, Inc.

RETIREMENT PLANS

     The following table shows the estimated annual retirement benefit payable on a straight life annuity basis (net of Social Security offset) for participants (consisting of all executive officers) in the Company's Executive Supplemental Retirement Income Plan (ESRIP) from all Company defined benefit plans: the qualified Retirement Plan for Non-Bargaining Unit Employees, the Executive Deferred Compensation Plan supplemental benefit and the ESRIP. Optional forms of payment, including joint and survivor forms, are available, subject to an actuarial adjustment in the amount of payment.

                          PENSION PLAN TABLE

                           Years of Service
____________________________________________________________________________

  Compensation       15          20           25          30           35
____________________________________________________________________________
  $150,000       $ 83,200    $ 83,200     $ 90,700    $ 90,700     $ 90,700
   175,000         99,400      99,400      108,200     108,200      108,200
   200,000        115,700     115,700      125,700     125,700      125,700
   225,000        131,900     131,900      143,200     143,200      143,200
   250,000        148,200     148,200      160,700     160,700      160,700
   300,000        180,700     180,700      195,700     195,700      195,700
   350,000        213,200     213,200      230,700     230,700      230,700
   400,000        245,700     245,700      265,700     265,700      265,700
   450,000        278,200     278,200      300,700     300,700      300,700
   500,000        310,700     310,700      335,700     335,700      335,700
   550,000        343,200     343,200      370,700     370,700      370,700
   600,000        375,700     375,700      405,700     405,700      405,700

     For purposes of the ESRIP, "compensation" consists of the annual salary of the plan participant last approved by the Organization and Executive Compensation Committee of the Board of Directors and being paid by the Company at the date of retirement plus the average of the last three bonus awards (if any) paid prior to retirement.

     The credited years of service under the ESRIP for Messrs. Ridgley, DeBolt, Foley, Samson, and McCoy are 34 years, 15 years, 27 years, 12 years and 25 years, respectively. For purposes of the ESRIP, Messrs. Ridgley and Samson were granted an additional 23 years and 7 years, respectively, of past service credit which are included in years of service shown.

ITEM (2) -  PROPOSED AMENDMENTS TO THE 1985 STOCK OPTION PLAN

     In 1985, the Board of Directors adopted and the shareholders approved the Company's 1985 Stock Option Plan (the Plan). A total of 300,000 shares of the Company's Common Stock were reserved for issuance under the Plan. At February 28, 1995, options for a total of 133,710 shares were outstanding, and only 1,000 shares were available for future option grants.

     On February 23, 1995, the Board adopted, subject to shareholder approval, amendments to the Plan that would: (1) increase the number of shares authorized to be issued under the Plan from 300,000 to 800,000 shares; (2) remove the Plan's termination date, March 27, 1995, thus allowing the Plan to continue indefinitely until all reserved shares are issued; (3) restrict to 50,000 the number of shares that may be covered by options granted under the Plan to any one employee in any fiscal year; and (4) allow the Board to extend or otherwise modify the term during which options may be exercised upon termination of employment, retirement, death or physical disability.

     The Board also adopted amendments to the Plan, not requiring shareholder approval, which eliminated Plan provisions permitting:
(1) the grant of limited Stock Appreciation Rights in connection with options; and (2) the grant of options to employees of Company subsidiaries.

     The purpose of the Plan is to enable the Company to attract and retain experienced and able employees and to provide additional incentive to these employees to exert their best efforts for the Company and its shareholders. Approval of the amendments to the Plan will allow the Company to continue to grant Incentive Stock Options and Non-Statutory Stock Options to officers and other key employees. The material terms of the Plan, as proposed to be amended, are described below, and a complete copy of the Plan, marked to show the proposed amendments, is attached to this Proxy Statement as Appendix A. The following description is qualified in its entirety by reference to Appendix A. All capitalized terms have the meaning set forth in the Plan.

ADMINISTRATION
- - --------------

     The Board of Directors has delegated authority to administer the Plan to the Organization and Executive Compensation Committee of the Board of Directors (the Committee) which consists of four independent directors. All determinations of the Committee are conclusive.

ELIGIBILITY
- - -----------

     Only officers and other key employees of the Company whom the Committee has determined will perform services of special importance to the Company in the management, operation and development of its business are eligible for receipt of options granted under the Plan.

SHARES AVAILABLE
- - ----------------

     Subject to the provisions of the Plan regarding adjustments for changes in capital structure, no more than 800,000 shares of authorized but unissued or reacquired Common Stock may be issued pursuant to the Plan. Any shares of Common Stock subject to an option that are not issued before the expiration of the option will again be available for award under the Plan.

INCENTIVE STOCK OPTIONS
- - -----------------------

     The Plan authorizes the Committee to grant Incentive Stock Options, as defined under Section 422 of the Internal Revenue Code of 1986, on terms and conditions it deems appropriate, subject to the following: (1) the option price per share may not be less than 100% of the fair market value of the Common Stock when the option is granted; (2) the term of the option may not exceed ten years; (3) the purchase price of Common Stock on exercise of an option will be paid in cash or by surrender to the Company of shares of previously acquired Common Stock held for one year or more valued at fair market value on the date of the option exercise; (4) unless otherwise determined by the Committee, an option will expire on the earlier of
(i) the expiration of the term for which it was granted, (ii) 12 months after termination of an optionee's employment due to death or physical disability, or (iii) three months after termination of an optionee's employment for any reason other than death or physical disability; (5) no optionee may be granted options for more than 50,000 shares of Common Stock in any fiscal year; and (6) the aggregate fair market value (determined on the date of grant) of shares for which Incentive Stock Options become exercisable for the first time by an optionee in any calendar year shall not exceed $100,000. No monetary consideration is received by the Company for the granting of options. On March 20, 1995, the closing price of the Common Stock on the Nasdaq Stock Market was $31.50 per share.

NON-STATUTORY STOCK OPTIONS
- - ---------------------------

     The Committee may also grant Non-Statutory Stock Options. The option price may not be less than 100% of the fair market value of the Common Stock when the option is granted. The term of the option may not exceed ten years plus seven days, the purchase price will be paid as described in clause (3) above, the option will expire as described in clause (4) above, and the number of shares covered by options granted to any one employee in any fiscal year will be limited as described in clause (5) above.

EXERCISE OF OPTIONS
- - -------------------

     Generally, no option when granted under the Plan may, by its terms, be exercisable during the first year following the date it is granted. Thereafter, options may be exercised as prescribed by the Committee and stated in the option.

AMENDMENT OR TERMINATION
- - ------------------------

     The Board of Directors may alter, amend, suspend or terminate the Plan at any time but may not, without shareholder approval, adopt any alteration or amendment that would: (1) increase the total number of shares of Common Stock that may be purchased under the Plan, unless the increase results from a recapitalization, stock split, stock dividend, or other change in the capital structure of the Company;
(2) change the minimum purchase price at which options may be granted;
(3) increase the maximum option period; or (4) materially modify the requirements for eligibility for participation in the Plan. Unless earlier terminated by the Board of Directors, the Plan will continue in effect until options have been granted and exercised with respect to all shares reserved for the Plan; provided, however, that no Incentive Stock Options may be granted under the Plan on or after February 23, 2005.

TAX CONSEQUENCES
- - ----------------

     The principal federal tax consequences to participants and the Company of the grant and exercise of Incentive Stock Options and Non-Statutory Stock Options pursuant to the Plan are summarized below.

     Incentive Stock Options.  Under federal income tax law currently
     -----------------------
in effect, an optionee recognizes no income upon grant or exercise of an Incentive Stock Option. Federal income tax upon any gain resulting from exercise of an Incentive Stock Option is deferred until the optioned shares are sold by the optionee. However, the gain resulting from the exercise of an Incentive Stock Option is included in the alternative minimum taxable income of the optionee and may, under certain conditions, be taxed under the alternative minimum tax.

     If an optionee exercises an Incentive Stock Option and does not dispose of any of the optioned shares within two years following the date of grant and within one year following the date of exercise, then any gain upon subsequent disposition will be treated as long-term capital gain for federal income tax purposes. If an optionee disposes of shares acquired upon exercise of an Incentive Stock Option before the expiration of either the one-year or the two-year holding period, any amount realized will be taxable for federal income tax purposes as ordinary income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price.

     The Company will not be allowed any deduction for federal income tax purposes either at the time of the grant or exercise of an Incentive Stock Option. Upon any disqualifying disposition by an optionee, the Company will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

     Non-Statutory Stock Options.  Under federal income tax law
     ---------------------------
presently in effect, no income is realized by the grantee of a Non-Statutory Stock Option until the option is exercised. At the time of exercise of a Non-Statutory Stock Option, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. Upon sale of shares acquired upon exercise of a Non-Statutory Stock Option, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will constitute long-term capital gain if the shares have been held for the required holding period.

     Deductibility of Compensation.  Section 162(m) of the Internal
     -----------------------------
Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. Under proposed regulations, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if the option and the Plan meet certain requirements. One such requirement is that shareholders approve a per-employee limit on the number of shares as to which options may be granted, as proposed in this Item (2). Other requirements are that the option be granted by a committee of at least two outside directors and that the exercise price of the option be not less than the fair market value of the Common Stock on the date of grant. Accordingly, the Company believes that if this proposal is approved by shareholders, compensation received on exercise of options granted under the Plan in compliance with all of the above requirements will not be subject to the $1,000,000 deduction limit.

     Approval of the Plan amendments by the shareholders will require the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Abstentions have the effect of "no" votes in determining whether the amendments are approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

ITEM (3) - ELECTION OF AUDITORS

     The Audit Committee of the Board of Directors has recommended that Deloitte & Touche LLP, independent certified public accountants, be retained as independent auditors of the Company for the year 1995, and that this firm be elected by the shareholders at the Annual Meeting. Deloitte & Touche LLP has been engaged in this capacity by the Company since 1932. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders and will be provided with the opportunity to make a statement and to respond to appropriate questions. In case Deloitte & Touche LLP is not elected, the Board of Directors will select another independent certified public accounting firm to serve as independent auditors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1995.

                             OTHER MATTERS

     The management does not know of any other matters to be presented at the Annual Meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

EMPLOYMENT AGREEMENTS

     On October 27, 1983, the Company entered into an employment agreement with Mr. Ridgley which provides for the continuation of his salary in the event his employment as an executive officer is terminated by the Company for reasons other than malfeasance in office. This agreement provides that Mr. Ridgley will receive payment of one year's salary if employment is terminated, for reasons other than a change in control of the Company, prior to his reaching age 65. However, should Mr. Ridgley's employment be terminated as the result of a change in control of the Company prior to his reaching age 65, he will receive payment of three years' salary. Under this agreement with Mr. Ridgley, the Company also agreed to recognize 23 years of past service for purposes of the Executive Supplemental Retirement Income Plan. Accordingly, upon retirement, Mr. Ridgley will be eligible for benefits under this Plan as if he had commenced employment with the Company on January 1, 1961.

     On September 22, 1994, the Company entered into an agreement with Mr. Ridgley which provides for him to perform certain services for the Company following his planned retirement as president and chief executive officer on February 28, 1997. This agreement provides that Mr. Ridgley will serve as chairman of the board and as a consultant for two years for which he will receive $10,000 per month. This amount would continue to be paid to Mr. Ridgley's wife in the event of his death or disability during the two-year period. The agreement also provides for Mr. Ridgley's continued use of a Company automobile during this two-year period, and the reimbursement by the Company of certain business-related club dues and assessments until he reaches age 72 or retires from the Board, whichever occurs earlier.

     Under an agreement with Mr. Samson dated November 27, 1989, the Company agreed to recognize seven years of past service for purposes of the Executive Supplemental Retirement Income Plan. Mr. Samson will be eligible for benefits under this plan as if he had commenced employment with the Company on March 1, 1983.

                 1996 ANNUAL MEETING OF SHAREHOLDERS

     The 1996 Annual Meeting of Shareholders is scheduled to be held in Portland on Thursday, May 23, 1996. Specific proposals of common shareholders intended to be presented at this meeting must comply with the requirements of the Securities Exchange Act of 1934 and be received by the Secretary of the Company for inclusion in its 1996 proxy materials by December 14, 1995.

                               GENERAL

     Proxies may be solicited on behalf of the Board of Directors by regular employees in person or by mail, telephone or facsimile transmission. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. All solicitation costs will be borne by the Company. The Company has retained Beacon Hill Partners Inc. to assist in the solicitation of proxies from banks, brokers and nominees at a fee of $2,000 plus reasonable out-of-pocket expenses.

     If you are unable to be present at the Annual Meeting in person, please mark, date, sign and mail the enclosed proxy so that the business of the meeting can be transacted.

                              By Order of the Board of Directors,



Portland, Oregon              C. J. Rue
April 14, 1995                Secretary

                                                     Appendix A

                       PROPOSED AMENDED
                 NORTHWEST NATURAL GAS COMPANY
                   1985 STOCK OPTION PLAN *


     1. Purpose. The purpose of this 1985 Stock Option Plan (the "Plan") is to enable Northwest Natural Gas Company (the "Company") to attract and retain experienced and able employees and to provide additional incentive to these employees to exert their best efforts for the Company and its shareholders.

     2. Shares Subject to the Plan. Except as provided in paragraph 15, the total number of shares of the Company's Common Stock, $3-1/6 par value per share ("Common Stock"), covered by all options granted under the Plan shall not exceed [300,000] 800,000 authorized but unissued or reacquired shares.
          -------
If any option under the Plan expires or is cancelled or terminated and is unexercised in whole or in part, the shares allocable to the unexercised portion shall again become available for options under the Plan.

     3. Duration of the Plan. The Plan shall continue until options have been granted and exercised with respect to all of the shares available for the Plan under paragraph 2 (subject to any adjustments under paragraph 15), [provided, however, that] unless sooner terminated by action of the Board of Directors[, the Plan shall terminate on, and no option shall be granted under the Plan after, March 27, 1995]. The Board of Directors has the right to suspend or terminate the Plan at any time except with respect to then outstanding options.

     4.  Administration.

          4.1 The Plan shall be administered by the Board of Directors, which shall determine and designate from time to time the employees to whom options shall be granted and the number of shares, option price, the period of each option, and the time or times at which options may be exercised. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt rules and regulations relating to administration of the Plan, and the interpretation and construction of the provisions of the Plan by the Board of Directors shall be final and conclusive. No director who holds or is eligible to hold an option under the Plan may vote on any action taken by the Board of Directors involving such matter, and such action may only be taken if both a majority of the Board of Directors and a majority of directors voting on the action are not eligible and have not at any time within one year prior thereto been eligible to receive an option pursuant to the Plan or any other stock plan of the Company or an affiliate of the Company.

_____________

* NOTE: Matter in bold face is proposed new matter; matter in brackets and italics is proposed to be deleted.

          4.2 The Board of Directors may delegate to a committee of the Board of Directors consisting of three or more members (the "Committee") any or all authority for administration of the Plan. No person may be appointed to the Committee if within one year prior thereto he or she was eligible to receive an option pursuant to the Plan or any other stock plan of the Company or an affiliate of the Company. Members of the Committee are not eligible to receive an option pursuant to the Plan or any other stock plan of the Company or an affiliate of the Company while on the Committee. If a Committee is appointed, all references to the Board of Directors in the Plan shall mean and relate to the Committee unless the context requires otherwise.

     5.  Eligibility; Grants.

          5.1 Options may be granted under the Plan only to officers and other key employees of the Company (including employees who are directors) who, in the judgment of the Board of Directors, will perform services of special importance to the Company in the management, operation, and development of its business.

          5.2 Options granted under the Plan may be Incentive Stock Options as defined in Section 422 of the Internal Revenue Code of 1986, as amended ("IRC"), or Non-Statutory Stock Options. A Non-Statutory Stock Option means an option other than an Incentive Stock Option. The Board of Directors has the sole discretion to determine which options shall be Incentive Stock Options and which options shall be Non-Statutory Stock Options, and, at the time of grant, it shall specifically designate each option granted under the Plan as an Incentive Stock Option or a Non-Statutory Stock Option. NO INCENTIVE STOCK OPTION MAY BE GRANTED UNDER THE PLAN ON OR AFTER THE TENTH ANNIVERSARY OF THE LAST ACTION BY THE BOARD OF DIRECTORS APPROVING AN INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN, WHICH ACTION WAS SUBSEQUENTLY APPROVED WITHIN 12 MONTHS BY THE SHAREHOLDERS.

     6.  Limitation on Amount of Grants.

          6.1 The aggregate fair market value (determined for each Incentive Stock Option when it is granted) of shares for which Incentive Stock Options are exercisable for the first time by an optionee in any calendar year under the Plan and under any other incentive stock option plan (within the meaning of IRC Section 422) of the Company or any parent or subsidiary of the Company shall not exceed $100,000.

          6.2  NO EMPLOYEE MAY BE GRANTED OPTIONS UNDER THE
PLAN FOR MORE THAN 50,000 SHARES OF COMMON STOCK IN ANY FISCAL
YEAR.

     7. Option Price. The option price per share under each option granted under the Plan shall be determined by the Board of Directors, but except as provided in paragraph 9, the option price for an Incentive Stock Option and a Non-Statutory Stock Option shall be not less than 100 percent of the fair market value of the shares covered by the option on the date the option is granted. Except as otherwise expressly provided, for purposes of the Plan, the fair market value shall be deemed to be the closing sales price for the Common Stock as reported by the Nasdaq Stock Market and published in the Wall Street Journal for the day preceding the date of grant, or such other fair market value of the Common Stock as determined by the Board of Directors of the Company.

     8. Duration of Options. Subject to paragraphs 9 and 13, each option granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted and no Non-Statutory Stock Option shall be exercisable after the expiration of 10 years plus seven days from the date it is granted.

     9. Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or of any parent or subsidiary of the Company, only if the option price is at least 110 percent of the fair market value of the stock subject to the option on the date it is granted, as described in paragraph 7, and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

     10. Exercise of Options. Except as provided in paragraphs 13 and 15, no option when granted under the Plan may by its terms be exercisable during the first year following the date it is granted. Thereafter, options may be exercised over the period stated in each option in amounts and at times prescribed by the Board of Directors and stated in the option. If the optionee does not exercise an option in any period with respect to the full number of shares to which the optionee is entitled in that period, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent period during the term of the option.

     11. Limitations on Rights to Exercise. Except as provided in paragraph 13 OR AS OTHERWISE APPROVED BY THE BOARD OF DIRECTORS, no option granted under the Plan may be exercised unless when exercised the optionee is employed by the Company and shall have been so employed continuously since the option was granted. Absence on leave or on account of illness or disability under rules established by the Board of Directors shall not, however, be deemed an interruption of employment for this purpose.

     12. Nonassignability. Each option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee.

     13.  Termination of Employment.

          13.1 Unless otherwise determined by the Board of Directors, if employment of an optionee by the Company is terminated by retirement or for any reason other than in the circumstances specified in 13.2 below, any option held by the optionee may be exercised at any time prior to its expiration date or the expiration of three months after the date of termination of employment, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option on the date of termination.

          13.2 Unless otherwise determined by the Board of Directors, if an optionee's employment by the Company is terminated because of death or physical disability (within the meaning of IRC Section 22(e)(3)), any option held by the optionee may be exercised for all remaining shares subject thereto, free of any restriction on exercise of the option during the first year after the date of grant or any limitation on the number of shares for which the option may be exercised in any period, at any time prior to its expiration date or the expiration of one year after the date of termination, whichever is the shorter period. If an optionee's employment is terminated by death, any option held by the optionee shall be exercisable only by the person or persons to whom the optionee's rights under the option pass by the optionee's will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death.

          13.3 To the extent an option held by any deceased optionee or by any optionee whose employment is terminated is not exercised within the limited periods provided above OR OTHERWISE DETERMINED BY THE BOARD OF DIRECTORS, all further rights to purchase shares pursuant to the option shall terminate at the expiration of such periods.

     14. Purchase of Shares. Shares may be purchased or acquired pursuant to an option granted under the Plan only on receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares the optionee desires to purchase and the date on which the optionee desires to complete the transaction, which may not be more than 30 days after receipt of the notice, and, unless in the opinion of counsel for the Company such a representation is not required to comply with the Securities Act of 1933, containing a representation that it is the optionee's intention to acquire the shares for investment and not with a view to distribution. On or before the date specified for completion of the purchase, the optionee must have paid the Company the full purchase price in cash, in shares of Common Stock previously acquired by the optionee and held for at least one year, valued at fair market value as defined in paragraph 7, or in any combination of cash and shares of Common Stock. No shares shall be issued until full payment therefor has been made, and an optionee shall have no rights as a shareholder until a certificate for shares is issued to the optionee. Each optionee who has exercised an option shall, on notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the shares for which the option was exercised, pay to the Company amounts necessary to satisfy any applicable federal, state, and local withholding tax requirements. If additional withholding becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the employee fails to pay the amount demanded, the Company shall have the right to withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law.

     15. Changes in Capital Structure. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares for the purchase of which options may be granted under the Plan. In addition, the Board of Directors shall make appropriate adjustments in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that each optionee's proportionate interest shall be maintained as before the occurrence of such event. Adjustments in outstanding options shall be made without change in the total price applicable to the unexercised portion of any option and with a corresponding adjustment in the option price per share. Any such adjustment made by the Board of Directors shall be conclusive. In the event of dissolution or liquidation of the Company or a merger, consolidation, or plan of exchange affecting the Company, in lieu of providing for options as provided above in this paragraph 15, the Board of Directors may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options in whole or in part without any limitation on exercisability and upon the expiration of such 30-day period all unexercised options shall immediately terminate.

     16. Amendment of Plan. The Board of Directors may at any time and from time to time modify or amend the Plan in such respects as it deems advisable because of changes in the law while the Plan is in effect or for any other reason. After the Plan has been approved by the shareholders and except as provided in paragraph 15, however, no change in an option already granted to an employee shall be made without the written consent of such employee. Furthermore, unless approved at an annual meeting or a special meeting by a vote of shareholders in accordance with Oregon law, no amendment or change shall be made in the Plan (a) increasing the total number of shares which may be purchased under the Plan, (b) changing the minimum purchase price specified in the Plan, (c) increasing the maximum option period, or (d) materially modifying the requirements for eligibility for participation in the Plan.

     17. Approvals. The obligations of the Company under the Plan are subject to the approval of the Oregon Public Utility Commission, the Washington Utilities and Transportation Commission, and such other state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the granting of any option under the Plan, the issuance or sale of any shares purchased on exercise of any option under the Plan, or the listing of such shares on said exchange. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver shares of Common Stock under the Plan if the Company is advised by its legal counsel that such issuance or delivery would violate applicable state or federal laws.
The Company shall not be obligated to register shares issuable on exercise of options under the Securities Act of 1933.

     18. Employment Rights. Nothing in the Plan or any option granted pursuant to the Plan shall confer on any optionee any right to be continued in the employment of the Company or to interfere in any way with the right of the Company by whom such optionee is employed to terminate such optionee's employment at any time, with or without cause.

PROXY FORM                                                  PROXY FORM
- - ----------------------------------------------------------------------

    PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND MAIL
       WITHOUT DELAY IN THE ENCLOSED ENVELOPE TO THE COMPANY,
            220 NW SECOND AVENUE, PORTLAND, OREGON 97209.

                    NORTHWEST NATURAL GAS COMPANY
            PROXY FOR 1995 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Wayne D. Kuni, Robert L. Ridgley and Carlton Woodard and each or any of them, the proxy or proxies, with power of substitution and with authorization to vote all of the common shares of the undersigned at the annual meeting of shareholders of Northwest Natural Gas Company to be held on Thursday, May 25, 1995, and at all adjournments thereof, (i) as designated on the reverse of this card and, (ii) at their discretion, upon any and all other matters which properly may be brought before such meeting or any adjournment thereof.

The Administrator, or its agent, under the Company's Dividend
Reinvestment and Stock Purchase Plan hereby is instructed to execute a proxy with identical instructions to vote those shares of the undersigned, if any, held under the Plan.

PLEASE MARK THE BOX IF YOU PLAN   /    /     NUMBER OF ATTENDEES ____
TO ATTEND THE ANNUAL MEETING.

THE COMPANY WILL PROVIDE REASONABLE ACCOMMONDATION FOR A DISABILITY. IF YOU NEED AN ACCOMMODATION, PLEASE CONTACT THE COMPANY AT
(503) 226-4211 EXT. 3410 AT LEAST 72 HOURS BEFORE THE MEETING.

- - ----------------------------------------------------------------------

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Item 1.  Election of Directors:

     Class II Nominees: Tod R. Hamachek, Wayne D. Kuni, Melody C.
          Teppola, Russell F. Tromley

     / / VOTE FOR all nominees listed, except as marked to the contrary above (if any).

     /  / VOTE WITHHELD from all nominees.

     (TO WITHHOLD YOUR VOTE FROM ANY NOMINEE STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.)

                                             FOR  AGAINST   ABSTAIN
                                             ---  -------   -------
Item 2.   Amendment of 1985 Stock            / /    / /       / /
          Option Plan

Item 3.   Election of Deloitte & Touche      / /   / /       / /

          LLP as Auditors for 1995.

- - ----------------------------------------------------------------------

PLEASE SEE THE OTHER SIDE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                             THIS PROXY WHEN PROPERLY
                                             EXECUTED WILL BE VOTED IN
                                             THE MANNER DIRECTED
                                             HEREIN BY THE SHAREHOLDER
                                             WHOSE SIGNATURE APPEARS
                                             BELOW.  IF NO DIRECTION
                                             IS MADE, THE PROXY WILL
                                             BE VOTED FOR ITEMS 1, 2
                                             AND 3.

SIGNATURE ________________ SIGNATURE __________________ DATE _________

When signing as attorney-in-fact, executor, administrator, trustee, guardian or officer of a corporation, please give full title as such. On joint accounts, each owner should sign.